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Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C.  20549




Pursuant to Rule 12b-25(c), Coopers & Lybrand is in the process of gathering and evaluating evidential matter required to complete the audit of the consolidated financial statements of Mirage Resorts, Incorporated and subsidiaries for the year ended December 31, 1993.

Accordingly, the report of independent accountants covering the audit of the consolidated financial statements has not been furnished.



Coopers & Lybrand
March 30, 1994